SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 10, 2000



                                HUMBOLDT BANCORP
             (Exact name of registrant as specified in its charter)



         California                       0-27784                93-1175446
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                             Identification No.)



            701 Fifth Street, Eureka, California 95501; 707-445-3233 (Address and telephone number of principal executive offices)

Item 5.  Other Events

     Pursuant to a Second Restatement of the Agreement and Plan of Reorganization and Merger dated November 12, 1999, as amended on February 3, 2000, (the "Merger Agreement") Humboldt Bancorp completed the acquisition of Global Bancorp, a California bank holding company headquartered in Napa, California, and its wholly-owned subsidiary, Capitol Thrift & Loan association ("Capitol Thrift"). Capitol Thrift is a California licensed industrial loan company. The acquisition was completed by the merger of Global Bancorp into Humboldt Bancorp. Capitol Thrift now operates as a wholly-owned subsidiary of Humboldt Bancorp.

     The total consideration paid on April 10, 2000, for the acquisition was $16,500,000, comprised of an aggregate of approximately $11.9 million in cash and approximately $4.6 million in the form of a Humboldt Bancorp promissory note, payable in full on January 30, 2002, to accrue interest at 8% per annum, and subject to certain adjustments for loan losses and expenses as identified in the Merger Agreement. Pursuant to the Merger Agreement, up to $2.0 million of the promissory note may be paid at maturity in the form of Humboldt common stock at the election of the holders of the promissory note.

     The cash used to acquire Global Bancorp was raised through the public offering of $8 million of shares of common stock of Humboldt Bancorp and through the private placement of approximately $5.0 million in Trust Preferred securities issued by Humboldt Bancorp.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: April 24, 2000                             HUMBOLDT BANCORP,
                                                  a California Corporation

                                                  /s/ Theodore Mason

                                                  Theodore Mason,
                                                  President